As Filed With The Securities and Exchange Commission on July 22, 1999
                                                        Registration No. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                ---------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER

                           THE SECURITIES ACT OF 1933


                                ---------------
                          Bank of America Corporation
            (Exact name of registrant as specified in its charter)

           Delaware                                           56-0906609
(State or other jurisdiction of                            (I.R.S. Employer
 incorporation or organization)                           Identification No.)

       Bank of America Corporate Center, Charlotte, North Carolina 28255
                                 (704) 386-5000

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                ---------------
                                PAUL J. POLKING
                 Executive Vice President and General Counsel
                          Bank of America Corporation
                       Bank of America Corporate Center
                        Charlotte, North Carolina 28255
                                (704) 386-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ---------------
                                  Copies to:
     BOYD C. CAMPBELL, JR.                              JAMES R. TANENBAUM
Smith Helms Mulliss & Moore, L.L.P.              Stroock & Stroock & Lavan LLP
     201 North Tryon Street                                180 Maiden Lane
  Charlotte, North Carolina 28202                    New York, New York 10038
   Tel: (704) 343-2000                                   Tel: (212) 806-5400
   Fax: (704) 334-8467                                  Fax: (212) 806-6006
                                ---------------
     Approximate date of commencement of the proposed sale to the public:
   From time to time after the effective date of this Registration Statement.
                                ---------------
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                ---------------
                        CALCULATION OF REGISTRATION FEE
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            Title of each                                    Proposed maximum      Proposed maximum      Amount of
         class of securities                Amount to         offering price          aggregate         registration
          to be registered            be registered (1)(3)     per unit (2)     offering price (1)(2)       fee
Debt Securities ....................                               N/A                  N/A                 N/A
Warrants ...........................                  (4)          N/A                  N/A                 N/A
Units ..............................                  (5)          N/A                  N/A                 N/A
Preferred Stock Depositary Shares                                  N/A                  N/A                 N/A
Common Stock .......................                  (6)          N/A                  N/A                 N/A
Total ..............................    $14,999,302,387           100%         $14,999,302,387         $4,169,807

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footnotes on following page
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continued from preceding page
(1) In no event will the aggregate initial offering price of the Debt Securities, Warrants, Units, Preferred Stock, Depositary Shares and Common Stock issued under this registration statement exceed $14,999,302,387, or the U.S. dollar equivalent thereof in one or more foreign currencies or currency units. If any Debt Securities are issued at an original issue discount, then additional Debt Securities may be issued so long as the aggregate original principal amount of all such Debt Securities, together with the original principal amount of all other securities registered and offered hereunder, does not exceed such amount.
(2) Estimated in accordance with Rule 457 of the Securities Act solely for purposes of computing the registration fee. The proposed maximum offering price per unit will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.
(3) Includes an indeterminate amount of Debt Securities, an indeterminate number of shares of Preferred Stock, Depositary Shares or Common Stock and an indeterminate number of Warrants and Units as may be offered or sold in connection with market making activities by affiliates of the Registrant.
(4) There are being registered hereby such indeterminate number of Warrants as may be issued by the Registrant at indeterminate prices. Such Warrants may be issued together with any Debt Securities or other Warrants. Warrants may be exercised to purchase Debt Securities registered hereby or to purchase or sell (i) securities of an entity unaffiliated with the Registrant, a basket of such securities, an index or indices of such securities or any combination of the above, (ii) currencies or currency units or (iii) commodities.
(5) Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. There are being registered hereby such indeterminate number of Units as may be issued by the Registrant at indeterminate prices. Units may consist of one or more Warrants and Debt Securities or any combination of the above.
(6) The aggregate amount of Common Stock registered hereunder is limited to that which is permissible under Rule 415(a)(4) of the Securities Act.

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     PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, THE PROSPECTUS CONTAINED IN THIS REGISTRATION STATEMENT AND SUPPLEMENTS TO SUCH PROSPECTUS WILL ALSO BE USED IN CONNECTION WITH UP TO $697,613 AGGREGATE PRINCIPAL AMOUNT OF DEBT SECURITIES, WARRANTS, UNITS, PREFERRED STOCK AND DEPOSITARY SHARES AND COMMON STOCK, REGISTERED UNDER REGISTRATION STATEMENT NO. 333-13811. THIS REGISTRATION STATEMENT CONSTITUTES POST-EFFECTIVE AMENDMENT NO. 2 TO REGISTRANT'S REGISTRATION STATEMENT ON FORM S-3 (NO. 333-13811) AND SUCH POST-EFFECTIVE AMENDMENT SHALL HEREAFTER BECOME EFFECTIVE CONCURRENTLY WITH THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT AND IN ACCORDANCE WITH SECTION 8(c) OF THE SECURITIES ACT OF 1933. UPON THE EFFECTIVENESS OF SUCH POST-EFFECTIVE AMENDMENT, THIS REGISTRATION STATEMENT AND REGISTRATION NO. 333-13811 WILL RELATE TO AN AGGREGATE OF $15,000,000,000 OF DEBT SECURITIES, WARRANTS, UNITS, PREFERRED STOCK AND DEPOSITARY SHARES AND COMMON STOCK.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

(A redherring appears on the left-hand side of this page, rotated 90 degrees. Text follows.)

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                             SUBJECT TO COMPLETION
                    PRELIMINARY PROSPECTUS DATED     , 1999

PROSPECTUS

(BANK OF AMERICA LOGO)


Bank of America Corporate Center
Charlotte, North Carolina 28255
(704) 386-5000


$15,000,000,000


Debt Securities, Warrants, Units, Preferred Stock,
Depositary Shares and Common Stock


We may offer and sell from time to time up to $15,000,000,000 (or the U.S. dollar equivalent) of:

     o debt securities

     o warrants to purchase our debt securities or securities of other unaffiliated issuers

     o a combination of securities issued in the form of units

     o preferred stock

     o fractional interests in preferred stock represented by depositary shares

     o common stock.

We may also issue common stock upon conversion, exchange or exercise of any of the securities listed above.

When we sell a particular series of securities, we will prepare a prospectus supplement describing the offering and terms of that series of securities. You should read this prospectus and that prospectus supplement carefully. The securities described in this prospectus may be denominated in U.S. dollars or a foreign currency as described in the prospectus supplement.

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Our debt securities are unsecured and are not savings accounts, deposits or other obligations of a bank. The securities are not guaranteed by any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission, any state securities commission nor the Commissioner of Insurance of the State of North Carolina has approved or disapproved the securities to be issued under this prospectus or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

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                   The date of this prospectus is     , 1999.

                               TABLE OF CONTENTS


                                                                         Page
                                                                        -----
ABOUT THIS PROSPECTUS ...............................................     4
BANK OF AMERICA CORPORATION .........................................     5
  General ...........................................................     5
  Business Segment Operations .......................................     5
  Acquisitions and Sales ............................................     6
USE OF PROCEEDS .....................................................     6
RATIOS OF EARNINGS TO FIXED CHARGES AND RATIOS OF EARNINGS TO
  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS .......................     7
REGULATORY MATTERS ..................................................     8
  General ...........................................................     8
  Interstate Banking ................................................     8
  Capital and Operational Requirements ..............................     8
  Dividends .........................................................    10
  Source of Strength ................................................    10
  Changes in Regulations ............................................    10
PLAN OF DISTRIBUTION ................................................    10
DESCRIPTION OF DEBT SECURITIES ......................................    12
  General ...........................................................    12
  Reopenings ........................................................    14
  Conversion ........................................................    14
  Exchange, Registration and Transfer ...............................    14
  Payment and Paying Agents .........................................    14
  Subordination .....................................................    15
  Sale or Issuance of Capital Stock of Banks ........................    15
  Waiver of Covenants ...............................................    16
  Modification of the Indentures ....................................    16
  Meetings and Action by Securityholders ............................    16
  Defaults and Rights of Acceleration ...............................    16
  Collection of Indebtedness ........................................    17
  Notices ...........................................................    17
  Concerning the Trustees ...........................................    17
WARRANTS ............................................................    18
  Description of Debt Warrants ......................................    18
  Description of Universal Warrants .................................    18
  Modification ......................................................    19
  Enforceability of Rights of Warrantholders; Governing Law .........    19
  Unsecured Obligations .............................................    19
DESCRIPTION OF UNITS ................................................    20
DESCRIPTION OF PREFERRED STOCK ......................................    20
  General ...........................................................    20
  The Preferred Stock ...............................................    20
  ESOP Preferred Stock ..............................................    21
  Series B Preferred Stock ..........................................    23
  Series BB Preferred Stock .........................................    23

                                                                  Page
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DESCRIPTION OF DEPOSITARY SHARES .............................    24
  General ....................................................    24
  Dividends and Other Distributions ..........................    25
  Redemption of Depositary Shares ............................    25
  Voting the Preferred Stock .................................    25
  Amendment and Termination of the Deposit Agreement .........    26
  Changes of Depositary ......................................    26
  Miscellaneous ..............................................    26
  Resignation and Removal of Depositary ......................    26
DESCRIPTION OF COMMON STOCK ..................................    26
  General ....................................................    26
  Voting and Other Rights ....................................    27
  Dividends ..................................................    27
REGISTRATION AND SETTLEMENT ..................................    27
  The Depository Trust Company ...............................    27
  Cedelbank and Euroclear ....................................    29
WHERE YOU CAN FIND MORE INFORMATION ..........................    32
FORWARD-LOOKING STATEMENTS ...................................    33
LEGAL OPINIONS ...............................................    33
EXPERTS ......................................................    33

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration or continuous offering process. We may from time to time sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $15,000,000,000 or the equivalent of this amount in foreign currencies or foreign currency units.

     This prospectus provides you with a general description of the securities we may offer. Each time we sell securities we will provide you with a prospectus supplement containing specific information about the terms of the securities being offered. The prospectus supplement which contains specific information about the terms of the securities being offered will also include a discussion of certain U.S. federal income tax consequences and any risk factors or other special considerations applicable to those securities. The prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in the prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information" beginning on page 32 of this prospectus.

     You should rely only on the information provided in this prospectus and in any prospectus supplement including the information incorporated by reference. Neither we, nor any underwriters or agents, have authorized anyone to provide you with different information. We are not offering the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of these documents.

     Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to "we," "us," "our," or similar references mean Bank of America Corporation.

                          BANK OF AMERICA CORPORATION

General

     Bank of America Corporation is the successor issuer to NationsBank Corporation ("NationsBank"). On September 25, 1998, NationsBank was reincorporated from North Carolina to Delaware. On September 30, 1998, BankAmerica Corporation, a Delaware corporation ("BA"), was merged with and into NationsBank, with NationsBank as the surviving corporation in the merger. Upon completion of the merger, NationsBank changed its name to "BankAmerica Corporation." On April 28, 1999, we changed the name of our company to "Bank of America Corporation."

     We are a multi-bank holding company registered under the Bank Holding Company Act of 1956. Our principal assets are the shares of stock of Bank of America, N.A. and our other banking and nonbanking subsidiaries. Through those subsidiaries, we provide a diverse range of banking and nonbanking financial services and products throughout the United States and in selected international markets.

     We, and our subsidiaries, are subject to supervision by United States federal and state banking and other regulatory authorities.


Business Segment Operations

     We report the results of our operations through four business segments:
(1) Consumer Banking, (2) Commercial Banking, (3) Global Corporate and Investment Banking and (4) Principal Investing and Asset Management.

     Our Consumer Banking segment provides comprehensive retail banking services to individuals and small businesses through multiple delivery channels, including approximately 4,700 banking centers and 14,000 automated teller machines. These banking centers and automated teller machines are located principally throughout our franchise and serve approximately 30 million households in 21 states and the District of Columbia. This segment also provides specialized services such as the origination and servicing of residential mortgage loans, issuance and servicing of credit cards, direct banking via telephone and personal computer, student lending and certain insurance services. The consumer finance component provides mortgage, home equity and automobile loans to consumers, retail finance programs to dealers and lease financing to purchasers of new and used cars.

     Our Commercial Banking segment provides a wide range of commercial banking services for businesses with annual revenues of up to $500 million. Services provided include commercial lending, treasury and cash management services, asset-backed lending and factoring. Also included in this segment are our commercial finance operations which provide: equipment loans and leases, loans for debt restructuring, mergers and working capital, real estate and healthcare financing and inventory financing to manufacturers, distributors and dealers.

     Our Global Corporate and Investment Banking segment provides a broad array of financial and investment banking products such as capital-raising products, trade finance, treasury management, investment banking, capital markets, leasing and financial advisory services to domestic and international corporations, financial institutions and government entities. Clients are supported through offices in 37 countries in four distinct geographic regions:
United States and Canada; Asia; Europe, Middle East and Africa; and Latin America. Products and services provided include loan origination, cash management, foreign exchange, leasing, leveraged finance, project finance, real estate, senior bank debt, structured finance and trade services. Our Global Corporate and Investment Banking segment also provides commercial banking services for businesses with annual revenues of $500 million or more. Through a separate subsidiary, Banc of America Securities LLC, Global Corporate and Investment Banking is a primary dealer of United States Government securities, underwrites and makes markets in equity securities, and underwrites and deals in high-grade and high-yield corporate debt securities, commercial paper, mortgage-backed and asset-backed securities, federal agencies securities and municipal securities. Debt and equity securities research, loan syndications, mergers and acquisitions advisory services and private placements are also provided through Banc of America Securities LLC. Additionally, our Global Corporate and Investment Banking segment is a market maker in derivative products, which include swap agreements, option contracts, forward settlement contracts, financial futures and other derivative products in certain interest rate, foreign exchange, commodity and equity markets. In support of these activities, Global Corporate and Investment Banking takes positions in securities to support client demands and for its own account.

     Our Principal Investing and Asset Management segment includes Asset Management which provides asset management, banking and trust services for high net worth clients both in the United States and internationally through the Private Bank. In addition, this segment provides full service and discount brokerage, investment advisory and investment management, as well as advisory services for our affiliated family of mutual funds. The Principal Investing area includes direct equity investments in businesses and investments in general partnership funds.


Acquisitions and Sales

     As part of our operations, we regularly evaluate the potential acquisition of, and hold discussions with, various financial institutions and other businesses that are eligible for bank holding company ownership or control. In addition, we regularly analyze the values of, and submit bids for, the acquisition of customer-based funds and other liabilities and assets of such financial institutions and other businesses. We also regularly consider the potential disposition of certain of our assets, branches, subsidiaries or lines of business. As a general rule, we publicly announce any material acquisitions or dispositions when a definitive agreement has been reached.

                                USE OF PROCEEDS

     Unless we describe a different use in a prospectus supplement, we will use net proceeds from the sale of the securities for general corporate purposes. General corporate purposes include:

     o our working capital needs;

     o investments in, or extensions of credit to, our banking and nonbanking subsidiaries;

     o the possible acquisitions of other financial institutions or their assets or liabilities;

     o the possible acquisitions of or investments in other businesses; and

     o the possible reduction of outstanding indebtedness or the repurchase of our outstanding equity securities.

     We will temporarily invest the net proceeds pending its use. We may, from time to time, engage in additional capital financings as we determine appropriate based on our needs and prevailing market conditions.

RATIOS OF EARNINGS TO FIXED CHARGES AND RATIOS OF EARNINGS TO FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

     Our consolidated ratio of earnings to fixed charges and our ratio of earnings to fixed charges and preferred stock dividend requirements for each of the years in the five year period ended December 31, 1998 and for the three months ended March 31, 1999 are as follows:



                                                                  Year Ended
                                                                 December 31,                         Three Months
                                             ----------------------------------------------------        Ended
                                               1994       1995       1996       1997       1998      March 31, 1999
                                             --------   --------   --------   --------   --------   ---------------
Ratio of Earnings to Fixed Charges:
  Excluding interest on deposits .........       2.4        2.3        2.3        2.2        1.8           2.3
  Including interest on deposits .........       1.6        1.5        1.6        1.6        1.4           1.6

Ratio of Earnings to Combined Fixed
   Charges and Preferred Stock Dividends:
  Excluding interest on deposits .........       2.2        2.1        2.2        2.2        1.8           2.3
  Including interest on deposits .........       1.6        1.5        1.5        1.5        1.4           1.6

     o The consolidated ratio of earnings to fixed charges is calculated as follows:


net income before taxes + fixed charges - equity in undistributed earnings or losses of unconsolidated subsidiaries
      -------------------------------------------------------------------
                                 fixed charges

   o The consolidated ratio of earnings to combined fixed charges and preferred stock dividends is calculated as follows:


net income before taxes + fixed charges - equity in undistributed earnings or losses of unconsolidated subsidiaries
      -------------------------------------------------------------------
             fixed charges + preferred stock dividend requirements

     Fixed charges consist of:


     o interest expense, which we calculate excluding interest on deposits in one case and including that interest in the other,

     o amortization of debt discount and appropriate issuance costs, and

     o one-third (the amount deemed to represent an appropriate interest factor) of net rent expense under lease commitments.

     Preferred stock dividend requirements represent dividend requirements on the outstanding preferred stock adjusted to reflect the pre-tax earnings that would be required to cover such dividend requirements.

                              REGULATORY MATTERS

     The following discussion describes elements of an extensive regulatory framework applicable to bank holding companies and banks and specific information about us and our subsidiaries. Federal regulation of banks and bank holding companies is intended primarily for the protection of depositors and the Bank Insurance Fund rather than stockholders or creditors.


General

     As a bank holding company, we are subject to the supervision of the Board of Governors of the Federal Reserve System. Our bank subsidiaries are subject to supervision and examination by applicable federal agencies, principally the Office of the Comptroller of the Currency. Because bank deposits are insured by the Federal Deposit Insurance Corporation ("FDIC"), our bank subsidiaries are also subject to that agency's regulations. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability to influence the economy.

     As a bank holding company, we are also subject to regulation under the Bank Holding Company Act of 1956 (the "BHCA"), and to the BHCA's examination and reporting requirements. Under the BHCA, bank holding companies generally may not acquire direct or indirect ownership or control of more than five percent of the voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board. In addition, bank holding companies are prohibited under the BHCA from engaging in nonbanking activities other than those that the Federal Reserve Board has determined are closely related to banking.


Interstate Banking

     Pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking and Branching Act"), a bank holding company may acquire banks in states other than its home state without regard to the permissibility of such acquisitions under state law, but is subject to any state requirement that the banks have been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company, before or after the proposed acquisition, controls no more than 10 percent of the total amount of deposits of insured depository institutions in the United States and no more than 30 percent, or such lesser or greater amount set by state law, of such deposits in that state.

     The Interstate Banking and Branching Act also authorizes, subject to certain restrictions, banks to merge across state lines and to create interstate branches. The Interstate Banking and Branching Act also permits a bank to open new branches in a state in which it does not already have banking operations if the state enacts a law permitting such branching. To the extent permitted under these laws, we plan to consolidate our banking subsidiaries, other than our limited purpose credit card bank, into a single bank. As of July 23, 1999, we operate one interstate bank, Bank of America, N.A., headquartered in Charlotte, North Carolina, with domestic offices primarily in Arizona, Arkansas, California, Florida, Georgia, Idaho, Illinois, Iowa, Kansas, Maryland, Missouri, Nevada, New Mexico, North Carolina, Oklahoma, Oregon, South Carolina, Tennessee, Texas, Virginia, Washington and the District of Columbia. We also operate separate banks in Arizona and California. In addition, we have a federal savings bank headquartered in Portland, Oregon with branch offices in several states. As previously described, we regularly evaluate merger and acquisition opportunities and anticipate that we will continue that practice.


Capital and Operational Requirements

     The Federal Reserve Board, the Comptroller and the FDIC have issued substantially similar risk-based and leverage capital guidelines applicable to United States banking organizations. In addition, these regulatory agencies may from time to time require that a banking organization maintain capital above the minimum levels, based on its financial condition or actual or anticipated growth. The Federal Reserve Board risk-based guidelines define a three-tier capital framework. Tier 1 capital consists of common and qualifying preferred shareholders' equity, less certain intangibles and other adjustments. Tier 2 capital consists of preferred stock not qualifying as Tier 1 capital, subordinated and other qualifying debt and the allowance for credit losses up to 1.25 percent of risk weighted assets. Tier 3 capital includes subordinated debt that is unsecured, fully paid, has an original maturity of at least two years, is not redeemable before maturity without the prior approval by the Federal Reserve and includes a lock-in clause precluding payment of either interest or principal if the payment would cause the issuing bank's risk-based capital ratio to fall or remain below the required minimum. The sum of Tier 1 and Tier 2 capital less investments in unconsolidated subsidiaries represents qualifying total capital, at least 50 percent of which must consist of Tier 1 capital. Risk-based capital ratios are calculated by dividing Tier 1 and total capital by risk-weighted assets. Assets and off-balance sheet exposures are assigned to one of four categories of risk-weights, based primarily on relative credit risk. The minimum Tier 1 capital ratio is 4 percent and the minimum total capital ratio is 8 percent. Our Tier 1 and total risk-based capital ratios under these guidelines at March 31, 1999 were 7.40 percent and 11.17 percent, respectively. At March 31, 1999, we did not have any subordinated debt that qualified as Tier 3 capital.

     The leverage ratio is determined by dividing Tier 1 capital by adjusted quarterly average total assets. Although the stated minimum ratio is 3 percent, most banking organizations are required to maintain ratios of at least 100 to 200 basis points above 3 percent. Our leverage ratio at March 31, 1999 was 6.47 percent. We believe that we meet the leverage ratio requirement.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), among other things, identifies five capital categories for insured depository institutions (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized) and requires the respective Federal bank regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements within such categories. This act imposes progressively more constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Failure to meet the capital guidelines could also subject a banking institution to capital raising requirements. In addition, this act requires the various regulatory agencies to prescribe certain non-capital standards for safety and soundness relating generally to operations and management, asset quality and executive compensation and permits regulatory action against a financial institution that does not meet such standards.

     Banking regulatory agencies have adopted regulations that define the five capital categories identified by this act, using the total risk-based capital, Tier 1 risk-based capital and leverage capital ratios as the relevant capital measures. Under those regulations, a "well capitalized" institution must have a Tier 1 capital ratio of at least 6 percent, a total capital ratio of at least 10 percent and a leverage ratio of at least 5 percent and not be subject to a capital directive order. Under these guidelines, our banks are considered well capitalized.

     Banking agencies have also adopted final regulations which mandate that regulators take into consideration (a) concentrations of credit risk; (b) interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off-balance-sheet position); (c) risks from non-traditional activities, as well as an institution's ability to manage those risks; and (d) market risk in connection with trading activity, when determining the adequacy of an institution's capital. That evaluation will be made as a part of the institution's regular safety and soundness examination.

Dividends

     Our funds for cash dividends to stockholders are derived from a variety of sources, including cash and temporary investments. The primary source of such funds, however, is dividends received from our banks. Those subsidiaries are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain capital above regulatory minimums. The appropriate federal regulatory authority is authorized to determine under certain circumstances relating to the financial condition of the bank or bank holding company that the payment of dividends would be an unsafe or unsound practice and to prohibit payment. The ability to pay dividends also may be affected by the various minimum capital requirements and the capital and non-capital standards established under FDICIA. Our rights, and the rights of our stockholders and creditors, to participate in any distribution of the assets or earnings of our banks is further subject to the prior claims of creditors of those entities.


Source of Strength

     According to Federal Reserve Board policy, a bank holding company is expected to act as a source of financial strength to its subsidiary banks and to commit resources to support its subsidiary banks. This support may be required at times when we are not able to provide such support. Similarly, the cross-guaranty provisions of the Federal Deposit Insurance Act provides that if the FDIC suffers or anticipates a loss as a result of a default by one of our banking or thrift subsidiaries or by providing assistance to a subsidiary in danger of default, then the other bank or thrift subsidiaries may be assessed for the FDIC's loss.


Changes in Regulations

     Proposals to change the laws and regulations governing the banking industry are frequently introduced in Congress, in the state legislatures and before the various bank regulatory agencies. At the present time, Congress is considering legislation that would increase the permissible scope of securities and insurance activities in which a bank holding company or its affiliates may engage. We cannot determine the likelihood and timing of any such proposals or legislation and the impact they might have on us and our subsidiaries.


                             PLAN OF DISTRIBUTION

     We may sell securities to or through underwriters or dealers, through agents or directly to other purchasers. The underwriters, dealers or agents may be Banc of America Securities LLC or any of our other affiliates. Each prospectus supplement will state the terms of the securities to be offered, including the names of any underwriters or agents, the public offering or purchase price of the securities and the net proceeds we will receive from the sale, any underwriting discounts and other items constituting underwriters' compensation, any discounts and commissions allowed or paid to dealers, any commissions allowed or paid to agents, and if the securities will be listed on a securities exchange or exchanges, the identity of any exchange.

     Securities may be purchased to be reoffered to the public through underwriting syndicates led by one or more managing underwriters, or through one or more underwriters acting alone. The underwriters may acquire the securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or varying prices determined at the time of sale. If an underwriting syndicate is used, we will list the managing underwriter or underwriters on the cover page of the prospectus supplement. Unless otherwise stated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions and each of the underwriters will be obligated to purchase all of its securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     We may offer and sell securities through agents from time to time. We will name any agent involved in the offer and sale of any securities and describe any commissions payable by us to the agent in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, the agent will be acting on a best efforts basis during the appointment period.

     We may sell directly to, and solicit offers from, institutional investors or others who may be deemed to be underwriters as defined in the Securities Act of 1933 (the "Securities Act") for any resale of the securities. We will describe the terms of any such sales in the prospectus supplement.

     Securities may be sold in connection with a remarketing after their purchase by one or more firms including our affiliates, acting as principal for their accounts or as our agent.

     We may authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase debt securities from us pursuant to delayed delivery contracts providing for payment and delivery at a future date. The type of security, the amount, the price and other significant terms of such delayed delivery contracts will be described in the prospectus supplement. Institutions that may be solicited include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, all as approved by us. The obligations of any purchaser under any such contract will not be subject to any conditions except that (1) the purchase of the debt securities will not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject, and (2) if the debt securities are also being sold to underwriters acting as principals for their own account, the underwriters must have purchased the debt securities not sold for delayed delivery. The underwriters and other such persons will not have any responsibility for the validity or performance of such contracts.

     Any underwriter or agent participating in the distribution of the securities may be considered to be an underwriter, as that term is defined in the Securities Act, of the securities being offered and sold. Any discounts or commissions received by them from us and any profit realized by them on the sale or resale of the securities may be considered to be underwriting discounts and commissions under the Securities Act.

     To facilitate offering the securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, the underwriters may overallot in connection with the offering, creating a short position in the securities for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any other securities, the underwriters may bid for, and purchase, the securities or any other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

     Since any series of securities offered and sold pursuant to this prospectus may be a new issue with no established trading market, there may not be a liquid trading market for the security.

     Under agreements entered into with us, underwriters and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution for payments the underwriters or agents may be required to make.

     Banc of America Securities LLC is a broker-dealer and one of our subsidiaries. Each initial offering and any remarketing of securities involving Banc of America Securities LLC or any of our other affiliates will be conducted in compliance with the requirements of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. regarding the offer and sale of securities of an affiliate. Following the initial distribution of securities, our affiliates, including Banc of America Securities LLC, may buy and sell the securities in secondary market transactions as part of their business as a broker-dealer. Any sale will be at negotiated prices relating to prevailing prices at the time of sale. This prospectus and related prospectus supplements may be used by one or more of our affiliates in connection with offers and sales related to secondary market transactions in the securities to the extent permitted by applicable law. Any of our affiliates may act as principal or agent in such transactions. Banc of America Securities LLC will not execute a transaction in the securities in a discretionary account without specific prior written approval of that customer.


                        DESCRIPTION OF DEBT SECURITIES

     We will issue any senior debt securities under an Indenture dated as of January 1, 1995 (the "Senior Indenture") between us and U.S. Bank Trust National Association, as successor Trustee to BankAmerica National Trust Company (the "Senior Trustee"). We will issue any subordinated debt securities under an Indenture dated as of January 1, 1995 (the "Subordinated Indenture") between us and The Bank of New York, Trustee (the "Subordinated Trustee"). We refer to the Senior Indenture and the Subordinated Indenture collectively as the "Indentures" and the Senior Trustee and Subordinated Trustee collectively as the "Trustees."

     The following summaries of certain significant provisions of the Indentures are not complete and are qualified in their entirety by the provisions of the applicable Indentures, which are exhibits to the Registration Statement and are incorporated herein by reference. Whenever defined terms are used, but not defined in this prospectus, the terms have the meanings given to them in the Indentures.


General

     The total amount of securities that may be offered and sold using this prospectus is limited to the aggregate initial offering price of the securities registered under the Registration Statement. Neither Indenture limits the amount of debt securities that may be issued.

     Debt securities are our direct unsecured obligations and are not obligations of our subsidiaries. The senior debt securities of each series rank equally with all of our other unsecured senior debt. The subordinated debt securities of each series are subordinate and junior in right of payment to our Senior Indebtedness.

     We will issue the debt securities in fully registered form without coupons. The debt securities may be denominated in U.S. dollars or in another currency or currency unit. Any debt securities that are denominated in U.S. dollars will be issued in denominations of $1,000 or a multiple thereof unless otherwise provided in the prospectus supplement. If any of the debt securities are denominated in a foreign currency or currency unit, or if principal or any premium or interest on any of the debt securities is payable in any foreign currency or currency unit, the authorized denominations, as well as any investment considerations, restrictions, tax consequences, specific terms and other information relating to such issue of debt securities and such foreign currency or currency unit, will be stated in the prospectus supplement.

     We may issue debt securities in one or more series with the same or different maturities. We may issue debt securities which provide for an amount less than the stated principal amount to be paid upon an acceleration of its maturity (each an "Original Issue Discount Security"). Original Issue Discount Securities may bear no interest or may bear interest at a rate which at the time of issuance is below market rates and will be sold at a discount below their stated principal amount. Certain debt securities may be deemed to be issued with original issue discount for United States Federal income tax purposes. If we issue debt securities with original issue discount, we will discuss the Federal tax implications in the prospectus supplement.

     Each prospectus supplement will describe the terms of any debt securities we issue. The terms may include:

     o the title and type of the debt securities;

     o any limit on the aggregate principal amount of the debt securities;

     o the person to whom interest is payable if other than the owner of the debt securities;

     o the date or dates on which the principal of the debt securities will be payable;

     o the interest rate or rates, which may be fixed or variable, and the method used to calculate that interest;

     o the interest payment dates, the regular record dates for the interest payment date, and the date interest will begin to accrue;

     o the place or places where payments may be made on the debt securities and the place or places where the debt securities may be presented for registration of transfer or exchange;

     o any date or dates after which the debt securities may be redeemed or purchased in whole or in part at our option or the option of the noteholder pursuant to any sinking fund or other redemption provision and the periods, prices, terms and conditions of such redemption or purchase;

     o if other than the full principal amount, the portion of the principal amount of the debt securities that will be payable upon declaration or acceleration of the maturity;

     o the currency of principal and any premium and interest payments on the debt securities, if other than U.S. currency;

     o any index used to determine the amount of principal, premium and interest payments on the debt securities;

     o if the debt securities will be issued in other than book-entry form;

     o the identification or method of selecting any interest rate calculation agents, exchange rate calculation agents or any other agents for the debt securities;

     o if either the defeasance (Section 14.02) or covenant defeasance (Section 14.03) sections of the Indentures are not applicable to the debt securities; and

     o any provision relating to the extension or renewal of the maturity date of the debt securities.

     Our ability to make payments of principal and any premium and interest on the debt securities may be affected by the ability of our bank and nonbank subsidiaries to pay dividends. Their ability, as well as our ability, to pay dividends in the future is and could be influenced by bank regulatory requirements and capital guidelines. See "Regulatory Matters."

     Neither Indenture contains provisions protecting noteholders against a decline in credit quality resulting from takeovers, recapitalizations, the incurrence of additional indebtedness or our restructuring. If our credit quality declines as a result of such an event, or otherwise, the ratings of any debt securities then outstanding may be withdrawn or downgraded.

Reopenings

     We have the ability to "reopen," or later increase, the principal amount of a series of debt securities offered and sold by us without notice to the noteholders by selling additional debt securities with the same terms.


Conversion

     We may issue debt securities that are convertible, at either our or the noteholder's option, into our preferred stock, depositary shares, common stock or other debt securities. If this is the case, the prospectus supplement will describe that conversion ability and its terms such as:

     o the periods during which conversion may be elected;

     o the conversion price payable and the number of shares or amount of preferred stock, depositary shares, common stock or other debt securities that may be purchased upon conversion, and any adjustment provisions; and

     o the procedures for electing conversion.


Exchange, Registration and Transfer

     Subject to the terms of the applicable Indenture, debt securities of any series, other than debt securities issued in book-entry form, may be exchanged at the option of the noteholder for other debt securities of the same series and of an equal aggregate principal amount and type in any authorized denominations.

     Debt securities may be presented for registration of transfer at the office of the security registrar or at the office of any transfer agent designated and maintained by us. The prospectus supplement will include the name of the transfer agent. The security registrar or transfer agent will make the transfer or registration only if it is satisfied with the documents of title and identity of the person making the request. There will not be a service charge for any exchange or registration of transfer of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the exchange. At any time we may change transfer agents or approve a change in the location through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the series. At any time, we may designate additional transfer agents for any series of debt securities.

     We will not be required to (1) issue, exchange or register the transfer of any debt security of any series to be redeemed for a period of 15 days after the selection of the debt securities to be redeemed; or (2) exchange or register the transfer of any debt security that was selected, called or is being called for redemption, except the unredeemed portion of any debt security being redeemed in part.

     For a discussion of restrictions on the exchange, registration and transfer of Global Securities, see "Registration and Settlement."


Payment and Paying Agents

     The principal and any premium and interest on debt securities will be paid at the offices of the paying agents we may designate from time to time. In addition, at our option, payment of any interest may be made by check mailed to the address of the noteholder as recorded in the security register. Interest on a debt security on any interest payment date generally will be paid to the person in whose name the debt security is registered at the close of business on the regular record date for that payment. For a discussion of payment of principal, premium or interest on Global Securities, see "Registration and Settlement."

     We have initially designated the principal corporate trust offices of the Trustees in the City of New York as the places where the debt securities may be presented for payment. At any time we may change paying agents or the designated payment office. Any other paying agents for the debt securities of each series will be named in the prospectus supplement.


Subordination

     The subordinated debt securities will be subordinated in right of payment to all our Senior Indebtedness. The Subordinated Indenture defines "Senior Indebtedness" as any indebtedness for money borrowed, including all of our indebtedness for borrowed and purchased money, all of our obligations arising from off-balance sheet guarantees and direct credit substitutes, and our obligations associated with derivative products such as interest and foreign exchange rate contracts and commodity contracts, that were outstanding on the date we executed the Subordinated Indenture, or were created, incurred or assumed after that date and all deferrals, renewals, extensions and refundings of that indebtedness or obligations unless the instrument creating or evidencing the indebtedness provides that the indebtedness is subordinate in right of payment to any of our other indebtedness. Each prospectus supplement for a series of subordinated debt securities will indicate the aggregate amount of our Senior Indebtedness outstanding at that time and any limitation on the issuance of additional Senior Indebtedness.

     If there is a default or event of default on any Senior Indebtedness that is not remedied and we and the Subordinated Trustee receive notice of this from the holders of at least 10% in principal amount of any kind or category of any Senior Indebtedness or if the Subordinated Trustee receives notice from us, we will not be able to make any principal, premium or interest payments on the subordinated debt securities or repurchase our subordinated debt securities.

     If we repay any subordinated debt security before the required date or in connection with a distribution of our assets to creditors pursuant to a dissolution, winding up, liquidation or reorganization, any principal, premium or interest will be paid to holders of Senior Indebtedness before any holders of Subordinated Indebtedness are paid. In addition, if such amounts were previously paid to the holders of Subordinated Debt or the Subordinated Trustee, the holders of Senior Debt shall have first rights to such amounts previously paid.

     Until all Senior Indebtedness is paid in full, the holders of subordinated debt securities will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of our assets.


Sale or Issuance of Capital Stock of Banks

     The Senior Indenture prohibits the issuance, sale or other disposition of capital stock, or securities convertible into or options, warrants or rights to acquire capital stock, of any Principal Subsidiary Bank (as defined below) or of any subsidiary which owns shares of capital stock, or securities convertible into or options, warrants or rights to acquire capital stock, of any Principal Subsidiary Bank, with the following exceptions:

     o sales of directors' qualifying shares;

     o sales or other dispositions for fair market value, if, after giving effect to the disposition and to conversion of any shares or securities convertible into capital stock of a Principal Subsidiary Bank, we would own at least 80% of each class of the capital stock of such Principal Subsidiary Bank;

     o sales or other dispositions made in compliance with an order of a court or regulatory authority of competent jurisdiction;

     o any sale by a Principal Subsidiary Bank of additional shares of its capital stock, securities convertible into shares of its capital stock, or options, warrants or rights to subscribe for or purchase shares of its capital stock, to its shareholders at any price, so long as before such sale we owned, directly or indirectly, securities of the same class and immediately after the sale, we owned, directly or indirectly, at least as great a percentage of each class of securities of the Principal Subsidiary Bank as we owned before such sale of additional securities; and

     o any issuance of shares of capital stock, or securities convertible into or options, warrants or rights to subscribe for or purchase shares of capital stock, of a Principal Subsidiary Bank or any subsidiary which owns shares of capital stock, or securities convertible into or options, warrants or rights to acquire capital stock, of any Principal Subsidiary Bank, to us or our wholly owned subsidiary.

     A Principal Subsidiary Bank is defined in the Senior Indenture as any Bank with total assets equal to more than 10% of our total consolidated assets. At present, Bank of America, N.A. is our only Principal Subsidiary Bank.


Waiver of Covenants

     The holders of a majority in principal amount of the debt securities of all series affected that are outstanding under the Indenture may waive compliance with certain covenants or conditions of the Indentures.


Modification of the Indentures

     We and the applicable Trustee may modify the Indenture with the consent of the holders of at least 66 2/3% of the aggregate principal amount of the debt securities of all series at the time outstanding under that Indenture and affected thereby, voting as one class. However, no modification will extend the fixed maturity of, reduce the principal amount or redemption premium of, or reduce the rate of or extend the time of payment of interest on, any debt security without the consent of each noteholder. No modification will reduce the percentage of debt securities which is required to consent to modification without the consent of all holders of the debt securities outstanding.

     In addition, we and the Trustee may execute supplemental indentures in certain limited circumstances without the consent of any holders of outstanding debt securities.

     In determining whether the holders of the required principal amount of the debt securities outstanding have given any request, demand, authorization, direction, notice, consent or waiver thereunder, (a) the principal amount of an Original Issue Discount Security that will be deemed to be outstanding will be the amount of the principal thereof that would be due and payable at such time upon an event of default, and (b) the principal amount of a debt security denominated in a foreign currency or currency unit will be the U.S. dollar equivalent on the date of original issuance of the debt security.


Meetings and Action by Securityholders

     The Trustee may call a meeting in its discretion or upon request by us or the holders of at least 10% in principal amount of the debt securities outstanding of such series upon the giving of notice. If a meeting of noteholders is duly held, any resolution raised or decision taken will be binding on all holders of debt securities of that series.


Defaults and Rights of Acceleration

     The Subordinated Indenture defines an event of default as our bankruptcy under Federal bankruptcy laws. The Senior Indenture defines an event of default as any one of the following events:

     o our failure to pay principal or premium when due on any securities of a series;

     o our failure to pay interest on any securities of a series, within 30 days after the interest becomes due;

     o our breach of any of our other covenants contained in the senior debt securities or the Senior Indenture, that is not cured within 90 days after written notice to us by the Senior Trustee, or to us and the Senior Trustee by the holders of at least 25% in principal amount of all senior debt securities then outstanding under the Senior Indenture and affected thereby; and

     o certain events involving our bankruptcy, insolvency or liquidation.

     If an event of default occurs and is continuing, either the Trustee or the holders of 25% in principal amount of the outstanding debt securities of that series may declare the principal amount or, if the debt securities are Original Issue Discount Debt Securities, a specified portion of the principal amount of all debt securities of that series to be due and payable immediately. The holders of a majority in principal amount of the debt securities then outstanding or of such series affected may annul the declaration of an event of default and waive past defaults.

     Payment of principal of the subordinated debt securities may not be accelerated in the case of a default in the payment of principal or any premium or interest or the performance of any of our other covenants.


Collection of Indebtedness

     If we fail to pay principal or premium on the debt securities or if we are over 30 days late on an interest payment on the debt securities, the appropriate Trustee can demand that we pay to it, for the benefit of the noteholders, the amount which is due and payable on the debt securities including any interest incurred because of our failure to make that payment. If we fail to pay the required amount on demand, the Trustee may take appropriate action, including instituting judicial proceedings. Further, the noteholder may also institute suit to enforce our obligation to make payment of principal, premium or interest due on any debt security regardless of the actions taken by the Trustee.

     The holders of a majority in principal amount of the debt securities then outstanding under an Indenture may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under that Indenture but the Trustee will be entitled to receive from the holders reasonable indemnity against expenses and liabilities.

     Periodically, we are required to file with the Trustees a certificate stating that we are not in default with any of the terms of the Indentures.


Notices

     We will provide noteholders any required notices by first-class mail to the addresses of the holders as they appear in the security register.


Concerning the Trustees

     We and our subsidiaries have from time to time maintained deposit accounts and conducted other banking transactions with The Bank of New York and U.S. Bank Trust National Association, and their affiliated entities in the ordinary course of business. Each of the Trustees also serves as trustee for certain series of our outstanding indebtedness under other indentures.

                                   WARRANTS

Description of Debt Warrants

     We may issue warrants to purchase debt securities ("Debt Warrants"). Debt Warrants may be issued independently or together with any of our other securities and may be attached to or separate from such securities. Debt Warrants will be issued under warrant agreements with a warrant agent designated in the prospectus supplement. The following summary of provisions of the warrant agreement and form of Debt Warrant is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the warrant agreement and the Debt Warrant. Any warrant agreement will be filed as an exhibit to or incorporated by reference in the Registration Statement.

     If Debt Warrants are offered, the prospectus supplement will describe the terms of the Debt Warrants and the warrant agreement relating to the Debt Warrants, including the following:

     o the offering price;

     o the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the Debt Warrants;

     o the currency or currency unit in which the price for the Debt Warrants may be payable;

     o if applicable, the designation and terms of the securities with which the Debt Warrants are issued and the number of Debt Warrants issued with each such security;

     o if applicable, the date on and after which the Debt Warrants and the related securities will be separately transferable;

     o the principal amount of debt securities purchasable upon exercise of a Debt Warrant and the price at which, and currency or currency units based on or relating to currencies in which, the principal amount of debt securities may be purchased upon such exercise;

     o the dates the right to exercise the Debt Warrants will commence and expire and if the Debt Warrants are not continuously exercisable any dates the Debt Warrants are not exercisable;

     o if applicable, a discussion of certain Federal income tax consequences;

     o whether the Debt Warrants or related securities will be listed on any securities exchange;

     o whether the Debt Warrants will be issued in global or definitive form;
       and

     o the warrant agent.


Description of Universal Warrants

     We may issue warrants ("Universal Warrants") to buy or sell securities of an entity unaffiliated with us, to buy a basket of such securities, to buy an index or indices of securities or any combination of those securities, to buy or sell currencies or currency units, or to buy and sell commodities (collectively, the "Exercise Items").

     Universal Warrants may be issued independently or together with other securities offered by any prospectus supplement and may be attached to or separate from the other securities. The Universal Warrants will be issued under warrant agreements we will enter into with a warrant agent who will be designated in the prospectus supplement. The following summary of certain provisions of the form of Universal Warrant agreement and the Universal Warrants is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Universal Warrant agreement. Any Universal Warrant agreement will be filed as an exhibit to or incorporated by reference in the registration statement.

     If Universal Warrants are offered, the prospectus supplement will describe the terms of the Universal Warrants and the warrant agreement, including the following:

     o the offering price;

     o the title and aggregate number of such Universal Warrants;

     o the nature and amount of the Exercise Items that such Universal Warrants represent the right to buy or sell;

     o whether the Universal Warrants are put warrants or call warrants;

     o the price at which the Exercise Item may be purchased or sold and the procedures and conditions relating to exercise;

     o whether the exercise price or the Universal Warrant may be paid in cash or by exchange of the Exercise Item or both;

     o the dates the right to exercise the Universal Warrants will commence and expire;

     o if applicable, a discussion of certain Federal income tax consequences;

     o whether the Universal Warrants or related securities will be listed on any securities exchange;

     o whether the Universal Warrants will be issued in global or definitive form;

     o the warrant agent; and

     o any other terms of the Universal Warrants.


Modification
     We and the warrant agent may amend the terms of any warrant agreement and the warrants without the consent of the holders for the purpose of curing any ambiguity or correcting any inconsistent provision therein or in any other manner we deem necessary or desirable and which will not adversely affect the interests of the holders in any respect. In addition, we may amend the warrant agreement and the terms of the warrants with the consent of the owners of a majority of the outstanding unexercised warrants affected. However, any modification to the warrants cannot change the exercise price, reduce the amounts receivable upon exercise cancellation or expiration, shorten the time period during which the warrants may be exercised or otherwise materially and adversely affect the rights of the owners of the warrants or reduce the percentage of outstanding warrants required to modify or amend the warrant agreement or the terms of the warrants, without the consent of the affected owners.


Enforceability of Rights of Warrantholders; Governing Law
     The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency or trust with the holders of the Warrants. Any record holder or beneficial owner of a warrant may, without anyone else's consent, enforce by appropriate legal action, on its own behalf, its right to exercise the warrant in the manner provided therein or in the warrant agreement. A warrantholder will not be entitled to any of the rights of a holder of the debt securities or other securities purchasable upon the exercise of the warrant before exercising the warrant.


Unsecured Obligations
     The warrants are our unsecured contractual obligations and will rank equally with all of our other unsecured contractual obligations and our unsecured and unsubordinated debt. Since most of our assets are owned by our subsidiaries, our rights and the rights of our creditors, including warrantholders, to participate in the distribution of assets of any subsidiary upon that subsidiary's liquidation or recapitalization will be subject to the prior claims of that subsidiary's creditors.

                             DESCRIPTION OF UNITS

     Units will consist of one or more warrants and debt securities or any combination thereof. If Units are offered, the prospectus supplement will describe the terms of the Units, including the following:

   o all terms of Units and of the warrants and debt securities, or any combination thereof, comprising the Units, including whether and under what circumstances the securities comprising the Units may or may not be traded separately;

   o a description of the terms of any agreement to be entered into between us and a bank or trust company as unit agent governing the Units; and

   o a description of the provisions for the payment, settlement, transfer or exchange of the Units.


                        DESCRIPTION OF PREFERRED STOCK

General

     We have 100,000,000 shares of preferred stock authorized and may issue such preferred stock in one or more series, each with such preferences, designations, limitations, conversion rights and other rights as we may determine. We have designated:

     (a) 3,000,000 shares of ESOP Convertible Preferred Stock, Series C (the "ESOP Preferred Stock") of which 1,887,729 shares were issued and outstanding at March 31, 1999;

     (b) 35,045 shares of 7% Cumulative Redeemable Preferred Stock, Series B (the "Series B Preferred Stock"), of which 8,771 shares were issued and outstanding at March 31, 1999; and

     (c) 20,000,000 shares of $2.50 Cumulative Convertible Preferred Stock Series BB (the "Series BB Preferred Stock"), of which 5,539 shares were issued and outstanding at March 31, 1999.


The Preferred Stock

     General. Any preferred stock sold pursuant to this prospectus will have the general dividend, voting and liquidation preference rights stated below unless otherwise provided in the prospectus supplement. Reference is made to the prospectus supplement for specific terms, including, where applicable:

     o the title and stated value of the preferred stock;

     o the aggregate number of shares of preferred stock offered;

     o the price at which the preferred stock will be issued;

     o the dividend rates or method of calculation, the dividend period and the dates dividends will be payable;

     o whether dividends will be cumulative or noncumulative, and if cumulative, the date the dividends will begin to cumulate;

     o the dates the preferred stock will be subject to redemption at our option, and any redemption terms;

     o any mandatory redemption or sinking fund provisions;

     o any rights on the part of the stockholder or us to convert the preferred stock into shares of another security; and

     o any additional voting, liquidation, preemptive and other rights, preferences, privileges, limitations and restrictions.

     The description of certain provisions of the preferred stock stated below and in the prospectus supplement is not complete and is qualified in its entirety by reference to the description in our Amended and Restated Certificate of Incorporation, which will describe the terms of the offered preferred stock and be filed with the SEC at or before the time of sale of that preferred stock.

     In addition, we may elect to offer depositary shares evidenced by depository receipts representing a fractional interest in a share of a particular series of the preferred stock issued and deposited with a Depositary.

     The preferred stock ranks senior to our common stock as to the payment of dividends and the distribution of our assets on liquidation, dissolution and winding up. The dividend and liquidation preference rights of the preferred stock relative to any existing or future series of our preferred stock will be stated in the prospectus supplement.

     The preferred stock, when issued, will be fully paid and nonassessable.

     Dividends. The holders of the preferred stock will be entitled to receive when, as and if declared by us, cash dividends at such rates as will be specified in the prospectus supplement. All dividends will be paid out of our funds that are legally available for such purpose. We will not pay dividends on our other shares nor will we redeem or otherwise acquire for any other consideration or pay into any sinking fund if dividends on any series of preferred stock are in arrears.

     Voting. The holders of preferred stock will not have voting rights, except as required by applicable law or as specifically approved by us and described in the prospectus supplement, with regard to matters submitted to a general vote of our stockholders.

     Liquidation Preference. In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of any series of preferred stock will be entitled to receive, after distributions to holders of any series or class of our capital stock, as may be stated in the prospectus supplement, an amount equal to the appropriate stated or liquidation value of the shares of the series plus an amount equal to accrued and unpaid dividends, if any, through the date of the payment. If the assets and funds to be distributed among the holders of such preferred stock will be insufficient to permit the payment to such holders of the full amount due, then the holders of the preferred stock will share ratably in any distribution of our assets in proportion to the amounts which otherwise would be payable on the shares held by them upon the distribution if all amounts payable on the shares were paid in full.

     The following summary of the ESOP Preferred Stock, Series B Preferred Stock and Series BB Preferred Stock is qualified in its entirety by reference to the description of these securities contained in our Amended and Restated Certificate of Incorporation.


ESOP Preferred Stock

     All shares of ESOP Preferred Stock are held by the trustee under the NationsBank Corporation Retirement Savings Plan (the "ESOP"). The ESOP Preferred Stock ranks senior to our common stock, but ranks junior to the Series B Preferred Stock and Series BB Preferred Stock as to dividends and distribution on liquidation. Shares of the ESOP Preferred Stock are convertible into common stock at a conversion rate of 1.68 shares of common stock per share of ESOP Preferred Stock, subject to certain customary anti-dilution adjustments.

     Preferential Rights. The ESOP Preferred Stock does not have preemptive or preferential rights to purchase or subscribe for shares of our capital stock of any class and is not subject to any sinking fund obligations or other obligations to repurchase or retire the series, except as discussed below.

     Dividends. The ESOP Preferred Stock is entitled to an annual dividend, subject to certain adjustments, of $3.30 per share, payable semiannually. Unpaid dividends accumulate on the date they first became payable, without interest. While any shares of ESOP Preferred Stock are outstanding, we may not declare, pay or set apart for payment any dividend on any other series of stock ranking equally with the ESOP Preferred Stock as to dividends unless declared and paid, or set apart for payment like dividends on the ESOP Preferred Stock for all dividend payment periods ending on or before the dividend payment date for such parity stock, ratably in proportion to their respective amounts of accumulated and unpaid dividends. We generally may not declare, pay or set apart for payment any dividends, except for, among other things, dividends payable solely in shares of stock ranking junior to the ESOP Preferred Stock as to dividends or upon liquidation, or, make any other distribution on, or make payment on account of the purchase, redemption or other retirement of, any other class or series of our capital stock ranking junior to the ESOP Preferred stock as to dividends or upon liquidation, until full cumulative dividends on the ESOP Preferred Stock have been declared and paid or set apart for payment when due.

     Voting Rights. The holder of the ESOP Preferred Stock is entitled to vote on all matters submitted to a vote of the holders of common stock and votes together with the holders of common stock as one class. Except as otherwise required by applicable law, the holder of the ESOP Preferred Stock has no special voting rights. To the extent that the holder of the shares is entitled to vote, each share is entitled to the number of votes equal to the number of shares of common stock into which the shares of ESOP Preferred Stock could be converted on the record date for determining the stockholders entitled to vote, rounded to the nearest whole vote.

     Distributions. In the event of our voluntary or involuntary dissolution, liquidation or winding-up, the holder of the ESOP Preferred Stock will be entitled to receive out of our assets available for distribution to stockholders, subject to the rights of the holders of any Preferred Stock ranking senior to or equally with the ESOP Preferred Stock as to distributions upon liquidation, dissolution or winding-up but before any amount will be paid or distributed among the holders of common stock or any other shares ranking junior to the ESOP Preferred Stock as to such distributions, liquidating distributions of $42.50 per share plus all accrued and unpaid dividends thereon to the date fixed for distribution. If, upon our voluntary or involuntary dissolution, liquidation or winding-up, the amounts payable on ESOP Preferred Stock and any other stock ranking equally therewith as to any such distribution are not paid in full, the holder of the ESOP Preferred Stock and the other stock will share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which it is entitled, the holder of the ESOP Preferred Stock will not be entitled to any further distribution of our assets. Any merger, consolidation or purchase or sale of assets by us will not be deemed to be a dissolution, liquidation or winding-up of our affairs.

     Redemption. The ESOP Preferred Stock is redeemable, in whole or in part, at our option, at any time. The redemption price for the shares of the ESOP Preferred Stock, which may be paid in cash or shares of common stock, will be $42.50 per share. The redemption price also must include all accrued and unpaid dividends to the date of redemption. If the ESOP Preferred Stock is treated as Tier 1 capital for bank regulatory purposes, the approval of the Federal Reserve Board may be required to redeem the ESOP Preferred Stock.

     In addition, we are required to redeem shares of the ESOP Preferred Stock at the option of the holder of the shares to the extent necessary either to provide for distributions required to be made under the ESOP or to make payments of principal, interest or premium due and payable on any indebtedness incurred by the holder of the shares for the benefit of the ESOP.

Series B Preferred Stock

     Preferential Rights. We may, without the consent of holders of Series B Preferred Stock, issue preferred stock with superior or equal rights or preferences. The shares of the Series B Preferred Stock rank prior to the ESOP Preferred Stock and the common stock.

     Dividends. Holders of shares of Series B Preferred Stock are entitled to receive, when and as declared by our Board cumulative cash dividends at an annual dividend rate per share of 7% of the stated value thereof, out of any funds legally available for such purpose. The dividend is payable quarterly. Dividends on Series B Preferred Stock are cumulative, and we cannot declare or pay cash dividends on any shares of common stock unless full cumulative dividends on the Series B Preferred Stock have been paid or declared and funds sufficient for the payment have been set apart.

     Voting Rights. Each share of Series B Preferred Stock has equal voting rights, share for share, with each share of our common stock.

     Distributions. In the event of our dissolution, liquidation or winding up, the holders of Series B Preferred Stock are entitled to receive, after payment of the full liquidation preference on shares of any class of preferred stock ranking superior to the Series B Preferred Stock, but before any distribution on shares of our common stock, liquidating dividends of $100 per share plus accumulated dividends.

     Redemption. Shares of Series B Preferred Stock are redeemable, in whole or in part, at the option of the holders thereof, at the redemption price of $100 per share plus accumulated dividends, provided that (i) full cumulative dividends have been paid, or declared and funds sufficient for payment set apart, upon any class or series of preferred stock ranking superior to Series B Preferred Stock; and (ii) are not then in default or arrears on any sinking fund or analogous fund or call for tenders obligation or agreement for the purchase or any class or series of preferred stock ranking superior to the Series B Preferred Stock.


Series BB Preferred Stock

     Preferential Rights. The shares of Series BB Preferred Stock rank before Series B Preferred Stock, ESOP Preferred Stock and common stock as to dividends and upon liquidation.

     Dividends. Holders of the Series BB Preferred Stock are entitled to receive, when and as declared by our Board, cash dividends at the rate of $2.50 per annum per share, out of our assets legally available for payment. Dividends are payable quarterly on January 1, April 1, July 1, and October 1 of each year. Dividends on the Series BB Preferred Stock are cumulative from January 1, 1998.

     Voting Rights. Holders of Series BB Preferred Stock have no voting rights except as required by law and, if any quarterly dividend payable on the Series BB Preferred Stock is in arrears, the holders of Series BB Preferred Stock will be entitled to vote together with the holders of our common stock at our next meeting of stockholders and at each subsequent meeting of stockholders unless all dividends in arrears have been paid or declared and set apart for payment before the date of such meeting. In those cases where holders of Series BB Preferred Stock are entitled to vote, each holder will be entitled to cast the number of votes equal to the number of whole shares of our common stock into which his or her Series BB Preferred Stock is then convertible.

     Conversion Rights. Subject to the terms and conditions stated below, the holders of shares of Series BB Preferred Stock have the right, at their option, to convert such shares at any time through September 16, 1999 into fully paid and nonassessable shares of common stock at the rate of 6.17215 shares of our common stock for each share of Series BB Preferred Stock surrendered for conversion. The conversion rate is subject to adjustment from time to time.

     Distributions. In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of Series BB Preferred Stock will be entitled to receive out of our assets available for distribution to stockholders an amount equal to $25 per share plus an amount equal to accrued and unpaid dividends to and including the date of such distribution, and no more, before any distribution will be made to the holders of any class of our stock ranking junior to the Series BB Preferred Stock as to the distribution of assets. Any merger, consolidation or purchase or sale of assets by us will not be deemed a liquidation, dissolution or winding up of our affairs. Shares of Series BB Preferred Stock are not subject to a sinking fund.

     Redemption. On June 23, 1999, our board of directors voted to redeem the Series BB Preferred Stock on October 1, 1999, at a redemption price of $25 per share plus accrued and unpaid dividends to the redemption date.


                       DESCRIPTION OF DEPOSITARY SHARES

General

     We may, at our option, offer fractional shares of preferred stock, rather than full shares of such securities. If such option is exercised, we will issue receipts for depositary shares to the public. Each receipt will represent a fractional interest in a share of a particular series of the preferred stock, as stated in a prospectus supplement.

     The particular terms of the preferred stock offered and the extent, if any, to which the general provisions may apply to the depositary shares will be described in the prospectus supplement. The general descriptions below and in any prospectus supplement are not complete and are subject to and qualified in their entirety by reference to the deposit agreement and the depositary receipts, the forms of which are incorporated by reference in the Registration Statement and the definitive forms of which will be filed with the SEC at the time of sale of the depositary shares.

     The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us having its principal office in the United States and having a combined capital and surplus of at least $5,000,000 (the "Depositary"). Subject to the terms of the deposit agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by such Depositary Share, to all the rights and preferences of the preferred stock represented thereby, including dividend, voting, redemption, conversion and liquidation rights.

     The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

     Pending the preparation of definitive engraved depositary receipts, the Depositary may, upon our written order, issue temporary depositary receipts. The temporary depositary receipts will be substantially identical to, and will have all rights of, the definitive depositary receipts but will not be in definitive form. Definitive depositary receipts will be prepared thereafter and temporary depositary receipts will be exchanged for definitive depositary receipts at our expense.

     Upon the surrender of depositary receipts at the principal office of the Depositary and upon payment by the holder of the charges provided in the deposit agreement and subject to the terms thereof, a holder of depositary shares is entitled to have the Depositary deliver to such holder the number of full shares of the preferred stock underlying the depositary shares evidenced by the surrendered depositary receipts. A holder of shares of preferred stock thus withdrawn will not thereafter be entitled to receive depositary shares in excess of the number of depositary shares representing the number of full shares of preferred stock to be withdrawn. The Depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.


Dividends and Other Distributions

     The Depositary will distribute all cash dividends or other cash distributions received pursuant to the preferred stock to the record holders of depositary shares relating to that preferred stock in proportion to the number of depositary shares owned by the holders. However, the Depositary will distribute only the amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. Any balance that is not distributed will be added to and treated as part of the next sum received by the Depositary for distribution to record holders.

     If there is a distribution other than in cash, the Depositary will distribute property it receives to the record holders of depositary shares who are entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary, with our approval, may sell such property and distribute the net proceeds to such holders.


Redemption of Depositary Shares

     If a series of preferred stock depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the Depositary from the redemption, in whole or in part, of that series of preferred stock held by the Depositary. The Depositary will mail notice of redemption at least 30 and not more than 45 days before the date fixed for redemption to the record holders of the depositary shares to be redeemed at their addresses appearing in the Depositary's books. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable on such series of the preferred stock. Whenever we redeem preferred stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of depositary shares representing the preferred stock redeemed. If less than all the depositary shares are redeemed, the depositary shares redeemed will be selected by lot or pro rata as determined by the Depositary.

     After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holder of the depositary shares will cease, except the right to receive the monies payable upon redemption and any money or other property the holders of such depositary shares were entitled to receive upon such redemption upon surrender to the Depositary of the depositary receipts evidencing the depositary shares.


Voting the Preferred Stock

     Any voting rights of holders of the depositary shares are directly dependent on the voting rights of the underlying voting preferred stock. Upon receipt of notice of any meeting at which the holders of the preferred stock held by the Depositary are entitled to vote, the Depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares relating to such preferred stock. Each record holder of depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying such holder's depositary shares. The Depositary will endeavor, insofar as practicable, to vote the amount of preferred stock underlying the depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the Depositary to enable the Depositary to do so. The Depositary will abstain from voting preferred stock if it does not receive specific instructions from the holders of depositary shares relating to such preferred stock.

Amendment and Termination of the Deposit Agreement

     The form of depositary receipt evidencing the depositary shares and any provision of the Deposit Agreement may at any time be amended by agreement between us and the Depositary. However, any amendment which materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless the amendment has been approved by the record holders of at least a majority of the depositary shares then outstanding. Either we or the Depositary may terminate a Deposit Agreement if all outstanding depositary shares have been redeemed or if there has been a final distribution in respect of the preferred stock in connection with our liquidation, dissolution or winding up.


Changes of Depositary

     We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the Depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.


Miscellaneous

     The Depositary will forward to the holders of depositary shares all of our reports and communications which are delivered to the Depositary and which we are required to furnish to the holders of the preferred stock.

     We, and the Depositary, will not be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the Deposit Agreement. All of our obligations under the Deposit Agreement are limited to performance in good faith of our respective duties thereunder and neither of us will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless provided with satisfactory indemnity. We, and the Depositary, may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.


Resignation and Removal of Depositary

     The Depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the Depositary, any resignation or removal will take effect only upon the appointment of a successor Depositary and the successor Depositary's acceptance of such appointment. Any successor Depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $5,000,000.


                          DESCRIPTION OF COMMON STOCK

     The following summary of our common stock is qualified in its entirety by reference to the description of the common stock incorporated herein by reference.


General

     We are authorized to issue 5,000,000,000 shares of common stock, of which approximately 1.7 billion shares were outstanding on March 31, 1999. The common stock trades on the New York Stock Exchange and on the Pacific Exchange under the symbol "BAC." The common stock is also listed on the London Stock Exchange, and certain shares are listed on the Tokyo Stock Exchange. As of March 31, 1999, 308 million shares were reserved for issuance in connection with various of our employee and director benefit plans and our Dividend Reinvestment and Stock Purchase Plan and the conversion of our outstanding convertible securities and for other purposes. After taking into account the reserved shares, there were approximately 2.9 billion authorized shares of common stock available for issuance as of March 31, 1999.


Voting and Other Rights

     Holders of common stock are entitled to one vote per share. In general, a majority of votes cast on a matter is sufficient to take action upon routine matters. However, (i) amendments to our Amended and Restated Certificate of Incorporation must be approved by the affirmative vote of the holders of a majority of the outstanding shares of each class entitled to vote thereon as a class, and (ii) a merger or dissolution or the sale of all or substantially all of our assets, must be approved by the affirmative vote of the holders of a majority of the voting power of the outstanding voting shares. Directors are elected by a plurality of the votes cast, and stockholders do not have the right to cumulate their votes in the election of directors.

     In the event of our liquidation, holders of common stock will be entitled to receive pro rata any assets legally available for distribution to stockholders, subject to any prior rights of any preferred stock then outstanding.

     Our common stock does not have any preemptive rights, redemption privileges, sinking fund privileges or conversion rights. All the outstanding shares of common stock are, and upon proper conversion of any preferred stock, all of the shares of our common stock into which such shares are converted will be, validly issued, fully paid and nonassessable.

     ChaseMellon Shareholder Services, L.L.C. is the transfer agent and registrar for our common stock.


Dividends

     The holders of our common stock are entitled to receive dividends or distributions as our Board may declare out of funds legally available for such payments. Our payment of dividends is subject to the restrictions of Delaware law applicable to the declaration of dividends by a corporation. A corporation generally may not authorize and pay dividends if, after giving effect thereto, it would be unable to meet its debts as they become due in the usual course of business or if the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of distribution, to satisfy claims upon dissolution of stockholders who have preferential rights superior to the rights of the holders of its common stock. In addition, the payment of dividends to stockholders is subject to any prior rights of outstanding preferred stock. Stock dividends, if any are declared, may be paid from our authorized but unissued shares.


                          REGISTRATION AND SETTLEMENT

The Depository Trust Company

     Unless otherwise specified in a prospectus supplement, the debt securities we offer will be issued only in book-entry form represented by global securities in registered form (a "Global Security"). The Global Security will be held through DTC, as depositary, and registered in the name of Cede & Co., as nominee of DTC. Accordingly, Cede & Co. will be the holder of record of the securities.

     Beneficial interests in the Global Security will be shown on, and transfers will be effected through, records maintained by DTC. Transfers of ownership interests in the securities will be accomplished by making entries in DTC participants' books acting on behalf of beneficial owners. Beneficial owners of these securities will not receive certificates representing their ownership interest, unless the use of the book-entry system is discontinued.

     So long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be the sole holder of the securities represented thereby for all purposes under the applicable Indenture or warrant or unit agreement. Except as otherwise provided below, the beneficial owners of the securities will not be entitled to receive physical delivery of the certificated security and will not be considered the holders for any purpose under the applicable Indenture or agreement. Accordingly, each beneficial owner must rely on the procedures of DTC and, if such beneficial owner is not a DTC participant, on the procedures of the DTC participant through which such beneficial owner owns its interest in order to exercise any rights of a holder under such security or the applicable Indenture or agreement. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and laws may impair the ability to transfer beneficial interests in the securities.

       The following is based on information furnished by DTC:

       DTC will act as securities depository for certain securities. Those securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One Global Security will be issued for all of the principal amount of the securities, but if any series exceeds an aggregate principal amount of $200,000,000, certificates will be issued in increments of up to $200,000,000.

       DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC holds securities that its participants deposit with it. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic book-entry changes in the participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

       Purchases of securities under DTC's system must be made by or through direct participants, which will receive a credit for the securities on DTC's records. The ownership interest of each actual purchaser, the beneficial owner, of each security represented by a Global Security is in turn to be recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

       Conveyance of notices and other communications by DTC to its direct participants, by direct participants to indirect participants, and by direct and indirect participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

       Neither DTC nor Cede & Co. will consent or vote with respect to the securities. DTC assigns its right to consent or vote to its direct participants.

       Principal and any premium or interest payments on the securities will be made in immediately available funds to DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC or any other party, subject to any statutory or regulatory requirements that may be in effect from time to time. Payment of principal and any premium or interest to DTC is our responsibility, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of the direct or indirect participant.

       Redemption notices will be sent to Cede & Co. If less than all of the securities are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

       DTC may discontinue providing its services as securities depository for the securities at any time by giving us reasonable notice. Under such circumstances, if a successor securities depository is not obtained, certificated securities are required to be printed and delivered.

       Management of DTC is aware that some computer applications and systems for processing data that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, which relate to the timely payment of distributions (including principal and interest payments) to securityholders, book-entry deliveries and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

       However, DTC's ability to perform its services properly is also dependent upon other parties, such as issuers and their agents, as well as the DTC participants, third party vendors from whom DTC licenses software and hardware and on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers. DTC has informed the financial community that it is contacting, and will continue to contact, third party vendors from whom DTC acquires services to: (a) impress upon them the importance of such services being Year 2000 compliant; and (b) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

       The information in this section concerning DTC and DTC's system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.


Cedelbank and Euroclear

     Securities of a series issued in book-entry form and sold or traded outside the United States may be represented by one or more Global Securities held through Cedelbank, societe anonyme ("Cedelbank"), or Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System (the "Euroclear Operator" or "Euroclear"), European international clearing systems. Cedelbank and Euroclear hold omnibus positions on behalf of Cedelbank participants and Euroclear participants, respectively, on the books of their respective depositaries, which in turn hold such positions in customers' securities accounts in the depositaries' names on the books of DTC.

     Transfers between Cedelbank participants and Euroclear participants occur in compliance with their rules and operating procedures. Cross-market transfers between persons holding directly or indirectly through DTC in the United States, on the one hand, and directly or indirectly through Cedelbank participants or Euroclear participants, on the other, will be handled by DTC in accordance with DTC rules on behalf of a European international clearing system by its depositary; however, cross-market transactions will require delivery of instructions to the European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines. A European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its depositary to take action to carry out final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving in accordance with normal procedures for same-day funds settlement applicable to DTC. Cedelbank participants and Euroclear participants may not deliver instructions directly to the depositaries.

     Because of time-zone differences, credits for securities in Cedelbank or Euroclear as a result of a transaction with a DTC participant will be made during the subsequent securities settlement processing, and will be dated the business day following the DTC settlement date; those credits or any transactions in those securities settled during processing will be reported to the relevant Cedelbank participant or Euroclear participant on that business day. Cash received in Cedelbank or Euroclear as a result of sales of securities by or through a Cedelbank participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Cedelbank or Euroclear cash account only as of the business day following settlement in DTC.

     Cedelbank is incorporated under the laws of Luxembourg as a depositary. Cedelbank holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes in accounts of those participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled by Cedelbank in any of 28 currencies, including United States dollars. Cedelbank provides to its participants services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Cedelbank interfaces with domestic markets in several countries. As a depository, Cedelbank is subject to regulation by the Luxembourg Monetary Institute. Cedelbank participants consist of recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters or agents with respect to a particular series of securities. Indirect access to Cedelbank is also available to other entities that clear through or maintain a custodial relationship with a Cedelbank participant.

     The Euroclear System was created in 1968 to hold securities for participants of the Euroclear System and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions now may be settled by Euroclear in any of 32 currencies, including United States dollars. The Euroclear System includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. The Euroclear System is operated by the Euroclear Operator, under contract with Euroclear Clearance System, S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for the Euroclear System on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters or agents for a particular series of securities. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant.

     The Euroclear Operator is the Brussels branch of a New York banking corporation that is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Federal Reserve Board and the New York State Banking Department, as well as the Belgian Banking Commission.

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear Systems and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within the Euroclear System, withdrawal of securities and cash from the Euroclear System and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relations with persons holding through Euroclear participants.

     Distributions for securities of a series held through Cedelbank or Euroclear will be credited to the cash accounts of Cedelbank participants or Euroclear participants in accordance with the relevant system's rules and procedures. Distributions are subject to tax reporting in accordance with relevant United States tax laws and regulations. The applicable prospectus supplement will describe selected income tax consequences to foreign investors. Cedelbank or the Euroclear Operator, will take any other action permitted to be taken by a holder of securities under the applicable Indenture, warrant agreement or unit agreement on behalf of a Cedelbank participant or a Euroclear participant only in accordance with its relevant rules and procedures and subject to its respective depositary's ability to carry out those actions on its behalf through DTC.

     Although Cedelbank and Euroclear have established these procedures to facilitate transfers of applicable securities among participants of DTC, Cedelbank and Euroclear, they are under no obligation to perform or continue to perform those procedures, and those procedures may be discontinued at any time.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect our filings at the regional offices of the SEC located at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 or over the Internet at the SEC's home page at http://www.sec.gov. You can also inspect reports and other information we file at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The SEC allows us to incorporate by reference the information we file with it, which means:

     o incorporated documents are considered part of this prospectus;

     o we can disclose important information to you by referring you to those documents; and

     o information that we file with the SEC will automatically update and supersede this incorporated information.

     We incorporate by reference the documents listed below which were filed with the SEC under the Exchange Act:

     o our annual report on Form 10-K for the year ended December 31, 1998;

     o our quarterly report on Form 10-Q for the period ended March 31, 1999;

     o our current reports on Form 8-K dated January 19, 1999, February 2, 1999, April 19, 1999, April 28, 1999, June 9, 1999, June 23, 1999 and July 8,
       1999; and

     o the description of our common stock which is contained in our registration statement filed pursuant to Section 12 of the Exchange Act, as modified on our current report on Form 8-K dated September 25, 1998.

     We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus:

     o reports filed under Sections 13(a) and (c) of the Exchange Act;

     o definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meetings; and

     o any reports filed under Section 15(d) of the Exchange Act.

     You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial position and results of operations may have changed since that date.

     You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

                                 John E. Mack
                             Senior Vice President
                          Bank of America Corporation
                          Corporate Treasury Division
                                 NC1-007-23-01
                            100 North Tryon Street
                        Charlotte, North Carolina 28255
                                 (704) 386-5972

                          FORWARD-LOOKING STATEMENTS

     This prospectus and accompanying prospectus supplements contain or incorporate statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Those statements can be identified by the use of forward-looking language such as "will likely result," "may," "are expected to," "is anticipated," "estimate," "projected," "intends to," or other similar words. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, those forward-looking statements. Those statements are subject to certain risks and uncertainties, including but not limited to, certain risks described in the prospectus supplement. When considering those forward-looking statements, you should keep in mind these risks, uncertainties and other cautionary statements made in this prospectus and the prospectus supplement. You should not place undue reliance on any forward-looking statement which speaks only as of the date made.


                                LEGAL OPINIONS

     The legality of the securities will be passed upon for us by Smith Helms Mulliss & Moore, L.L.P., Charlotte, North Carolina, and for the underwriters or agents by Stroock & Stroock & Lavan LLP, New York, New York. As of the date of this prospectus, certain members of Smith Helms Mulliss & Moore, L.L.P., beneficially owned approximately 160,000 shares of our common stock.


                                    EXPERTS

     Our consolidated financial statements incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 1998 have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Our affiliates, including Banc of America Securities LLC, will deliver this prospectus for offers and sales in the secondary market.


You should rely only on the information incorporated by reference or provided in this prospectus. Neither we, nor any underwriters or agents, have authorized anyone to provide you with different information. We are not offering the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

                             (BANK OF AMERICA LOGO)



                                $15,000,000,000




                                Debt Securities
                                   Warrants
                                     Units
                                Preferred Stock
                               Depositary Shares
                                 Common Stock






                        ------------------------------
                                   PROSPECTUS

                        ------------------------------
                                        , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The estimated expenses, other than underwriting or broker-dealer fees, discounts and commissions, in connection with the offering are as follows:


       Securities Act Registration Fee ...................................   $4,169,807
       Printing and Engraving Expenses ...................................      335,000
       Legal Fees and Expenses ...........................................      710,000
       Accounting Fees and Expenses ......................................      300,000
       Blue Sky Fees and Expenses ........................................       60,000
       Unit Agents', Warrant Agents', Trustees' and Preferred Stock
         Depositary's Fees and Expenses (including counsel fees) .........      800,000
       Rating Agency Fees and Expenses ...................................      850,000
       Listing Fees ......................................................      100,000
       Miscellaneous .....................................................       50,193
                                                                             ----------
                                                                             $7,375,000

Item 15. Indemnification of Directors and Officers.

     Subsection (a) of Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Subsection (b) of
Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in accordance with the above standards, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 of the DGCL further provides that, to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; and that indemnification provided by, or granted pursuant to,
Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled. Section 145 further empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under
Section 145 of the DGCL.

     Section 102 (b) (7) of the DGCL provides that provisions in a corporation's certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director shall not eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of the law; (iii) willful or negligent unlawful payment of a dividend or stock purchase or redemption; or (iv) any transaction from which the director derived an improper personal benefit.

     The Restated Certificate of Incorporation of the Registrant prevents the recovery by the Registrant of monetary damages against its directors to the fullest extent permitted by the DGCL. In accordance with the provisions of the DGCL, the Bylaws of the Registrant provide that, in addition to the indemnification of directors and officers otherwise provided by the DGCL, the Registrant shall, under certain circumstances, indemnify its directors, executive officers and certain other designated officers against any and all liability and litigation expense, including reasonable attorneys' fees, arising out of their status or activities as directors and officers, except for liability or litigation expense incurred on account of activities that were at the time known or believed by such director or officer to be in conflict with the best interests of the Registrant. Pursuant to such Bylaws and as authorized by statute, the Registrant may also maintain insurance on behalf of its directors and officers against liability asserted against such persons in such capacity whether or not such directors or officers have the right to indemnification pursuant to the Bylaws or otherwise.

     In addition, pursuant to the Agreement and Plan of Reorganization dated as of April 10, 1998 (the "Merger Agreement") between the Registrant and the former BankAmerica Corporation ("old BankAmerica"), for six years after September 30, 1998 (the date of the merger of old BankAmerica with and into the Registrant (the "Merger")), the Registrant will indemnify directors, officers and employees of old BankAmerica, NationsBank, or any of their respective subsidiaries against certain liabilities in connection with such persons' status as such or in connection with the Merger Agreement or any of the transactions contemplated thereby. Pursuant to the Merger Agreement, the Registrant will also, for six years after September 30, 1998 and with respect to events occurring prior to the consummation of the Merger, honor all rights to indemnification and limitations of liability existing in favor of the foregoing persons as provided in the governing documents of NationsBank, old BankAmerica or their respective subsidiaries.

     Pursuant to the Merger Agreement, for six years after September 30, 1998, the Registrant will also use its best efforts to cause the directors and officers of old BankAmerica and NationsBank to be covered by a directors' and officers' liability insurance policy with respect to acts or omissions occurring prior to the consummation of the Merger.

     The foregoing is only a general summary of certain aspects of Delaware law dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the relevant statutes which contain detailed specific provisions regarding the circumstances under which and the persons for whose benefit indemnification shall or may be made.

     In addition, certain sections of each of the forms of Underwriting or Distribution Agreements filed as Exhibits hereto provide for indemnification of the Registrant and its directors and officers by the underwriters or agents against certain liabilities, including certain liabilities under the 1933 Act. From time to time similar provisions have been contained in other agreements relating to other securities of the Registrant.


Item 16. List of Exhibits


   1.1        Form of Underwriting Agreement for Debt Securities
   1.2        Form of Underwriting Agreement for Preferred Stock
   1.3        Form of Underwriting Agreement for Common Stock
   1.4        Form of Underwriting Agreement for Warrants and Units
   1.5        Form of Distribution Agreement for Medium-Term Notes
   4.1        Indenture dated as of January 1, 1995 between NationsBank Corporation and
              BankAmerica National Trust Company, as trustee, incorporated herein by reference to Exhibit 4.1 of the Registrant's Registration Statement on Form S-3
              (Registration No. 33-57533)
   4.2        Successor Trustee Agreement effective December 15, 1995, between
              NationsBank Corporation and First Trust New York, National Association (now
              U.S. Bank Trust National Association), as successor trustee to BankAmerica
              National Trust Company, incorporated herein by reference to Exhibit 4.2 of the
              Registrant's Registration Statement on Form S-3 (Registration No. 333-7229)
   4.3        First Supplemental Indenture dated as of September 18, 1998, among
              NationsBank Corporation, NationsBank(DE) Corporation and U.S. Bank Trust
              National Association, incorporated herein by reference to Exhibit 4.2 of the
              Registrant's Current Report on Form 8-K filed November 18, 1998
   4.4        Form of Senior Registered Note
   4.5        Form of Senior Medium-Term Note (Fixed Rate)
   4.6        Form of Senior Medium-Term Note (Floating Rate)
   4.7        Indenture dated as of January 1, 1995 between NationsBank Corporation and
              The Bank of New York, as trustee, incorporated herein by reference to Exhibit
              4.5 of the Registrant's Registration Statement on Form S-3 (Registration
              No. 33-57533)
   4.8        First Supplemental Indenture dated as of August 28, 1998, among NationsBank
              Corporation, NationsBank(DE) Corporation and The Bank of New York,
              incorporated herein by reference to Exhibit 4.8 of the Registrant's Current
              Report on Form 8-K filed November 18, 1998
   4.9        Form of Subordinated Registered Note
   4.10       Form of Subordinated Medium-Term Note (Fixed Rate)
   4.11       Form of Subordinated Medium-Term Note (Floating Rate)
   4.12       Form of Certificate for Preferred Stock
   4.13       Specimen Common Stock certificate
   4.14       Form of Deposit Agreement
   4.15       Form of Depositary Receipt
   4.16       Form of Warrant Agreement for Universal Warrant (The form of such Warrant
              Agreement with respect to each particular offering will be filed as an exhibit to a Current Report on Form 8-K and incorporated herein by reference)
   4.17       Form of Warrant Agreement for Warrants Sold Alone (The form of such
              Warrant Agreement with respect to each particular offering will be filed as an exhibit to a Current Report on Form 8-K and incorporated herein by reference)
   4.18       Form of Warrant Agreement for Warrants Sold Attached to Debt Securities (The
              form of such Warrant Agreement with respect to each particular offering will be filed as an exhibit to a Current Report on Form 8-K and incorporated herein by reference)
   4.19       Form of Unit Agreement (The form of such Unit Agreement with respect to each particular offering will be filed as an exhibit to a Current Report on Form
              8-K and incorporated herein by reference)
   4.20       Form of Put Warrant (included in Exhibit 4.16)
   4.21       Form of Call Warrant (included in Exhibit 4.16)

  4.22        Form of Unit Certificate (included in Exhibit 4.19)
  5.1         Opinion of Smith Helms Mulliss & Moore, L.L.P. regarding legality of securities being registered
 12.1         Calculation of Ratio of Earnings to Fixed Charges, incorporated herein by reference to Exhibit 12(a) of the Registrants' Quarterly Report on Form 10-Q
              for the quarter ended March 31, 1999, filed May 17, 1999
 12.2         Calculation of Ratio of Earnings to Fixed Charges and Preferred Dividends,
              incorporated herein by reference to Exhibit 12(b) of the Registrants' Quarterly
              Report on Form 10-Q for the quarter ended March 31, 1999, filed May 17, 1999
 23.1         Consent of Smith Helms Mulliss & Moore, L.L.P. (included in Exhibit 5.1)
 23.2         Consent of PricewaterhouseCoopers LLP
 24.1         Power of Attorney
 24.2         Certified Resolutions
 25.1         Statement of Eligibility of Senior Trustee on Form T-1
 25.2         Statement of Eligibility of Subordinated Trustee on Form T-1
 99.1         Provisions of the Delaware General Corporation Law, as amended, relating to indemnification of directors and officers

Item 17. Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the 1933
Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate,.represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20%.change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or

Section 15(d) of the 1934 Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent,.submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes (1) to use its best efforts to distribute prior to the opening of bids, to prospective bidders, underwriters, and dealers, a reasonable number of copies of a prospectus which at that time meets the requirements of Section 10(a) of the 1933 Act, and relating to the securities offered at competitive bidding, as contained in the Registration Statement, together with any supplements thereto, and (2) to file an amendment to the Registration Statement reflecting the results of bidding, the terms of the reoffering and related matters to the extent required by the applicable form, not later than the first use, authorized by the Registrant after the opening of bids, of a prospectus relating to the securities offered at competitive bidding, unless no further public offering of such securities by the Registrant and no reoffering of such securities by the purchasers is proposed to be made.

     The Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of
Section 310 of the Trust Indenture Act of 1939, as amended (the "Act"), in accordance with the rules and regulations prescribed by the Commission under
Section 305(b)(2) of the Act.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, North Carolina, on July 22, 1999.


                                          BANK OF AMERICA CORPORATION


                                          By:   * HUGH L. MCCOLL, JR.
                                            -----------------------------------

                                            (Hugh L. McColl, Jr.)

                                            Chairman and Chief Executive
                                            Officer

Dated: July 22, 1999



             Signature                              Title                       Date
----------------------------------   -----------------------------------   --------------
 * HUGH L. MCCOLL, JR.               Chairman of the Board, Chief          July 22, 1999
---------------------------------    Executive Officer and Director
(Hugh L. McColl, Jr.)                (Principal Executive Officer)


 * JAMES H. HANCE, JR.               Vice Chairman and Chief Financial     July 22, 1999
---------------------------------    Officer (Principal Financial
(James H. Hance, Jr.)                Officer)


 * MARC D. OKEN                      Executive Vice President and          July 22, 1999
---------------------------------    Principal Financial Executive
(Marc D. Oken)                       (Principal Accounting Officer)


 * CHARLES W. COKER                  Director                              July 22, 1999
---------------------------------
(Charles W. Coker)
                                     Director                              July , 1999
---------------------------------
(Timm F. Crull)

 * ALAN T. DICKSON                   Director                              July 22, 1999
---------------------------------
(Alan T. Dickson)

 * KATHLEEN F. FELDSTEIN             Director                              July 22, 1999
---------------------------------
(Kathleen F. Feldstein)

 * PAUL FULTON                       Director                              July 22, 1999
---------------------------------
(Paul Fulton)

 * DONALD E. GUINN                   Director                              July 22, 1999
---------------------------------
(Donald E. Guinn)

 * C. RAY HOLMAN                     Director                              July 22, 1999
---------------------------------
(C. Ray Holman)

             Signature                   Title          Date
-----------------------------------   ----------   --------------
 * W.W. JOHNSON                       Director     July 22, 1999
---------------------------------
(W.W. Johnson)
                                      Director     July , 1999
---------------------------------
(Walter E. Massey)

 * RICHARD M. ROSENBERG               Director     July 22, 1999
---------------------------------
(Richard M. Rosenberg)

 * O. TEMPLE SLOAN, JR.               Director     July 22, 1999
---------------------------------
(O. Temple Sloan, Jr.)

 * MEREDITH R. SPANGLER               Director     July 22, 1999
---------------------------------
(Meredith R. Spangler)
                                      Director     July , 1999
---------------------------------
(A. Michael Spence)

 * RONALD TOWNSEND                    Director     July 22, 1999
---------------------------------
(Ronald Townsend)

 * SOLOMON D. TRUJILLO                Director     July 22, 1999
---------------------------------
(Solomon D. Trujillo)

 * JACKIE M. WARD                     Director     July 22, 1999
---------------------------------
(Jackie M. Ward)

 * VIRGIL R. WILLIAMS                 Director     July 22, 1999
---------------------------------
(Virgil R. Williams)

 * SHIRLEY YOUNG                      Director     July 22, 1999
---------------------------------
(Shirley Young)

* By:/s/  PAUL J. POLKING
---------------------------------
          (Paul J. Polking)
          Attorney-in-Fact

                                 EXHIBIT INDEX


   1.1        Form of Underwriting Agreement for Debt Securities
   1.2        Form of Underwriting Agreement for Preferred Stock
   1.3        Form of Underwriting Agreement for Common Stock
   1.4        Form of Underwriting Agreement for Warrants and Units
   1.5        Form of Distribution Agreement for Medium-Term Notes
   4.1        Indenture dated as of January 1, 1995 between NationsBank Corporation and
              BankAmerica National Trust Company, as trustee, incorporated herein by reference to Exhibit 4.1 of the Registrant's Registration Statement on Form S-3
              (Registration No. 33-57533)
   4.2        Successor Trustee Agreement effective December 15, 1995, between
              NationsBank Corporation and First Trust New York, National Association (now
              U.S. Bank Trust National Association), as successor trustee to BankAmerica
              National Trust Company, incorporated herein by reference to Exhibit 4.2 of the
              Registrant's Registration Statement on Form S-3 (Registration No. 333-7229)
   4.3        First Supplemental Indenture dated as of September 18, 1998, among
              NationsBank Corporation, NationsBank(DE) Corporation and U.S. Bank Trust
              National Association, incorporated herein by reference to Exhibit 4.2 of the
              Registrant's Current Report on Form 8-K filed November 18, 1998
   4.4        Form of Senior Registered Note
   4.5        Form of Senior Medium-Term Note (Fixed Rate)
   4.6        Form of Senior Medium-Term Note (Floating Rate)
   4.7        Indenture dated as of January 1, 1995 between NationsBank Corporation and
              The Bank of New York, as trustee, incorporated herein by reference to Exhibit
              4.5 of the Registrant's Registration Statement on Form S-3 (Registration
              No. 33-57533)
   4.8        First Supplemental Indenture dated as of August 28, 1998, among NationsBank
              Corporation, NationsBank(DE) Corporation and The Bank of New York,
              incorporated herein by reference to Exhibit 4.8 of the Registrant's Current
              Report on Form 8-K filed November 18, 1998
   4.9        Form of Subordinated Registered Note
   4.10       Form of Subordinated Medium-Term Note (Fixed Rate)
   4.11       Form of Subordinated Medium-Term Note (Floating Rate)
   4.12       Form of Certificate for Preferred Stock
   4.13       Specimen Common Stock certificate
   4.14       Form of Deposit Agreement
   4.15       Form of Depositary Receipt
   4.16       Form of Warrant Agreement for Universal Warrant (The form of such Warrant
              Agreement with respect to each particular offering will be filed as an exhibit to a Current Report on Form 8-K and incorporated herein by reference)
   4.17       Form of Warrant Agreement for Warrants Sold Alone (The form of such
              Warrant Agreement with respect to each particular offering will be filed as an exhibit to a Current Report on Form 8-K and incorporated herein by reference)
   4.18       Form of Warrant Agreement for Warrants Sold Attached to Debt Securities (The
              form of such Warrant Agreement with respect to each particular offering will be filed as an exhibit to a Current Report on Form 8-K and incorporated herein by reference)
   4.19       Form of Unit Agreement (The form of such Unit Agreement with respect to each particular offering will be filed as an exhibit to a Current Report on Form
              8-K and incorporated herein by reference)
   4.20       Form of Put Warrant (included in Exhibit 4.16)
   4.21       Form of Call Warrant (included in Exhibit 4.16)
   4.22       Form of Unit Certificate (included in Exhibit 4.19)
   5.1        Opinion of Smith Helms Mulliss & Moore, L.L.P. regarding legality of securities being registered

   12.1        Calculation of Ratio of Earnings to Fixed Charges, incorporated herein by reference to Exhibit 12(a) of the Registrants' Quarterly Report on Form 10-Q
               for the quarter ended March 31, 1999, filed May 17, 1999
   12.2        Calculation of Ratio of Earnings to Fixed Charges and Preferred Dividends,
               incorporated herein by reference to Exhibit 12(b) of the Registrants' Quarterly
               Report on Form 10-Q for the quarter ended March 31, 1999, filed May 17, 1999
   23.1        Consent of Smith Helms Mulliss & Moore, L.L.P. (included in Exhibit 5.1)
   23.2        Consent of PricewaterhouseCoopers LLP
   24.1        Power of Attorney
   24.2        Certified Resolutions
   25.1        Statement of Eligibility of Senior Trustee on Form T-1
   25.2        Statement of Eligibility of Subordinated Trustee on Form T-1
   99.1        Provisions of the Delaware General Corporation Law, as amended, relating to indemnification of directors and officers